Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Visa Inc. and Subsidiaries:

We consent to the use of our report dated December 19, 2007, with respect to the consolidated balance sheet of Visa Inc. and subsidiaries as of October 1, 2007, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

San Francisco, California

February 1, 2008